                         MASTER NOTE PURCHASE AGREEMENT

      This Master Note Purchase Agreement (this "AGREEMENT") is made as of this 19th day of November, 2004 among Fairfax Financial (US) LLC, a Delaware limited liability company (the "ISSUER"), NMS Services (Cayman) Inc., a company organized under the laws of the Cayman Islands (the "PURCHASER"), Fairfax Financial Holdings Limited, a corporation incorporated under the laws of Canada, as guarantor (the "GUARANTOR"), and Banc of America Securities LLC, as agent (the "AGENT").

                                   WITNESSETH

      WHEREAS, pursuant to a Master Note Purchase Agreement dated as of March 3, 2003 among the Issuer, the Purchaser, the Guarantor and the Agent (the "PREVIOUS AGREEMENT"), the issuer issued certain Notes (as defined therein) thereunder (the "PREVIOUS NOTES") to the Purchaser;

      WHEREAS, the Issuer and the Purchaser wish to sell and purchase the Issuer's promissory notes (each, a "NOTE") on the terms and conditions set forth herein;

      WHEREAS, the Issuer and the Guarantor intend that the transactions contemplated hereby result in the Guarantor being able to treat members of the consolidated group (within the meaning of U.S. Treasury Regulations section 1.1502-1(h)), of which Fairfax, Inc., a wholly-owned subsidiary of the Guarantor, is the common parent, as owning at least 80 percent of the outstanding Shares (as defined below) and therefore treat Odyssey (as defined below) as a member of such group for U.S. federal income tax purposes;

      WHEREAS, the Issuer has agreed, pursuant to a Pledge Agreement dated as of the date hereof, as amended from time to time (the "PLEDGE AGREEMENT"), to continue, as security for certain of the Issuer's obligations under this Agreement and the Notes, a security interest in the collateral described therein granted to the Purchaser pursuant to a Pledge Agreement, dated as of March 3, 2003 among the Issuer, the Purchaser and the Agent to secure certain of the Issuer's obligations under the Previous Agreement and the Previous Notes;

      NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

      SECTION 1. Definitions. As used herein, the following terms have the following meanings:

      "ACTUAL HEDGE COST" means the cost to the Purchaser or its affiliates of establishing, re-establishing or maintaining any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of entering into the transactions contemplated by this Agreement on terms deemed reasonable by the

Purchaser, including without limitation the cost of establishing, re-establishing or maintaining a full hedge of its position in respect of any Note or Exchange Shares through share borrowing arrangements on terms deemed reasonable by the Purchaser.

      "AGREEMENT" has the meaning specified in the preamble and includes each Note Purchase Confirmation executed by the Issuer and the Purchaser pursuant hereto.

      "BUSINESS DAY" means any day on which commercial banks are open for business in New York City and the NYSE is not closed.

      "CALCULATION AGENT" means Banc of America Securities LLC.

      "CLOSING PRICE" means, for any Note, the per Share closing price of the Shares for the regular trading session on the NYSE on the Issue Date for such Note (or, if such date is not a Business Day, the immediately preceding Business
Day).

      "CODE" has the meaning specified in Section 6(c).

      "EQUITY DEFINITIONS" means the 1996 ISDA Equity Derivatives Definitions published by ISDA.

      "EVENT OF DEFAULT" has the meaning specified in Section 13.

      "EXCESS HEDGE COST" means, as of any date, the sum of the daily amounts of the daily Actual Hedge Cost in respect of all outstanding Notes over the Maximum Hedge Cost up to and including such date.

      "EXCHANGE DATE" means, for any Note, any date designated as such pursuant to Section 7(a), Section 7(b) or Section 7(c).

      "EXCHANGE PERIOD" means, for any Note, the period specified in the Note Purchase Confirmation for such Note, which shall begin no earlier than the Issue Date for such Note and end no later than 24 months after the Issue Date for such Note.

      "EXCHANGE PERIOD END DATE" means, for any Note, the last day in the Exchange Period for such Note.

      "EXCHANGE PRICE" means, for any Note, the price specified as such in the Note Purchase Confirmation for such Note, which on the Issue Date may not be less than the Closing Price, subject to adjustment pursuant to Section 7(g).

      "EXCHANGE SHARES" means, for any Note or any portion of any Note, a number of Shares equal to the quotient obtained by dividing the principal amount of such Note or portion by the Exchange Price for such Note.

      "EXTRAORDINARY DIVIDEND" has the meaning set forth in Section 7(b).

      "GUARANTOR" has the meaning specified in the preamble.

      "GUARANTEED OBLIGATIONS" means (i) all principal of, premium and interest on the Notes (including, without limitation, any interest ("POST-PETITION INTEREST") that accrues (or which would accrue but for such case, proceeding or action) after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of the Issuer (whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action) on the Notes), (ii) the delivery of Exchange Shares by the Issuer when due pursuant to the terms of the Notes, (iii) all other amounts payable by the Issuer from time to time under the Notes (including any Post-Petition Interest with respect to such amounts) and (iv) any renewals, refinancings or extensions of any of the foregoing (including Post-Petition Interest).

      "HEDGE COST REIMBURSEMENT AGREEMENT" means the Hedge Cost Reimbursement Agreement dated as of the date hereof between the Purchaser and the Guarantor.

      "HEDGE DISRUPTION EVENT" means, as determined by the Calculation Agent, the inability or impracticality on any day, due to market illiquidity, Illegality (as defined in the ISDA Master Agreement, but with respect to the Purchaser's hedging activities relating to any Note), lack of hedging transactions, lack of credit worthy market participants or otherwise, of the Purchaser or an affiliate of the Purchaser to establish, re-establish or maintain any transactions necessary or advisable to hedge, directly or indirectly, the equity price risk of holding the Notes on terms deemed reasonable by the Purchaser and at a daily Actual Hedge Cost that is equal to or less than the Maximum Hedge Cost.

      "INTEREST PAYMENT DATE" means, for any Note, each of the dates specified as such in the Note Purchase Confirmation for such Note.

      "INTEREST PERIOD" means, for any Note, each period from and including one Interest Payment Date to but excluding the next following Interest Payment Date, except that (a) the initial Interest Period for any Note will commence on and include the Issue Date for such Note and (b) the final Interest Period for any Note will end on but exclude the Maturity Date for such Note.

      "INTEREST RATE" applicable to any Interest Period for any Note means the rate specified as such in the Note Purchase Confirmation for such Note.

      "INTREPID PORTFOLIOS" means Intrepid Portfolios LLC, a Delaware limited liability company.

      "ISDA" means the International Swaps and Derivatives Association, Inc.

      "ISDA MASTER AGREEMENT" means the 1992 ISDA Master Agreement (Multicurrency-Cross Border) published by ISDA.

      "ISSUE DATE" means, for any Note, the date specified as such in the Note Purchase Confirmation for such Note.

      "ISSUER" has the meaning specified in the preamble.

      "LIQUIDATED AMOUNT" has the meaning specified in Section 7(j).

      "MATURITY DATE" means, for any Note, the date specified as such in the Note Purchase Confirmation for such Note.

      "MAXIMUM HEDGE COST" means an amount, calculated by the Calculation Agent, equal to the daily equivalent of 1.00% per annum of the principal amount of all Notes outstanding.

      "NASD" means the National Association of Securities Dealers, Inc.

      "NOTE" has the meaning specified in the recitals.

      "NOTE PURCHASE CONFIRMATION" has the meaning specified in Section 2.

      "NYSE" means the New York Stock Exchange, Inc.

      "ODYSSEY" means Odyssey Re Holdings Corp., a Delaware corporation.

      "ORDINARY DIVIDEND AMOUNT" means USD0.03125 per Share per calendar quarter, subject to adjustment pursuant to Section 7(g).

      "PLEDGE AGREEMENT" has the meaning specified in the recitals.

      "PREPAID INTEREST AMOUNT" means, for any Note, the amount of cash specified as such in the Note Purchase Confirmation for such Note.

      "PREVIOUS AGREEMENT" has the meaning specified in the recitals.

      "PREVIOUS NOTES" has the meaning specified in the recitals.

      "PURCHASE CONSIDERATION" means, for each Note, the consideration specified as such in the Note Purchase Confirmation for such Note.

      "PURCHASE SHARES" means the Purchase Shares as defined in, and delivered to the Issuer pursuant to, the Previous Agreement.

      "PURCHASER" has the meaning specified in the preamble.

      "REGISTRATION DEFAULT" has the meaning specified in Section 13(b).

      "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated as of the date hereof among Odyssey, the Purchaser, individually and as representative of the Holders named therein, and Banc of America Securities LLC.

      "SECURITIES ACT" means the Securities Act of 1933, as amended.

      "SHARES" means shares of common stock, par value USD0.01, of Odyssey.

      "TAXES" has the meaning specified in Section 6(b).

      "TRANSACTION DOCUMENTS" means (i) this Agreement, (ii) the Notes, (iii) the Pledge Agreement, (iv) any Note Purchase Confirmation, (v) the Registration Rights Agreement, (vi) the Hedge Cost Reimbursement Agreement and (vii) the Limited Liability Company Agreement of the Issuer dated as of March 3, 2003, as amended.

      SECTION 2. Note Purchase Confirmations. At any time and from time to time, the Issuer and the Purchaser may execute a note purchase confirmation substantially in the form of Exhibit A hereto (a "NOTE PURCHASE CONFIRMATION") pursuant to which the Issuer shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Issuer, a Note on the terms and conditions set forth herein and in such Note Purchase Confirmation.

      SECTION 3. Sale and Purchase. (a) Upon the terms and subject to the conditions set forth herein and in the Note Purchase Confirmation for any Note, the Issuer agrees to issue and sell to the Purchaser, and the Purchaser agrees to purchase from the Issuer, on the Issue Date set forth in such Note Purchase Confirmation, a Note having the terms set forth herein, in such Note Purchase Confirmation and in such Note.

      (b) Upon the terms and subject to the conditions set forth herein and in the Note Purchase Confirmation for such Note, on the Issue Date for such Note,
(i) the Purchaser will pay or deliver the Purchase Consideration for such Note to the Issuer or otherwise satisfy the Purchase Consideration and (ii) the Issuer will (A) deliver such Note substantially in the form of Exhibit B hereto, duly completed with the terms and conditions set forth in the Note Purchase Confirmation for such Note, to the Purchaser (or an agent of Purchaser specified by the Purchaser) and (B) pay the Prepaid Interest Amount for such Note to the Purchaser by wire transfer of immediately available funds to an account designated by the Purchaser, in each case against such payment, delivery or satisfaction of the Purchase Consideration.

      SECTION 4. Principal. (a) The principal amount of each Note, together with any accrued and unpaid interest thereon, will be payable on the Maturity Date for such Note.

      SECTION 5. Interest. (a) Each Note shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period for such Note, at a rate per annum equal to the Interest Rate applicable to such Interest Period, calculated on the basis of a year of 360 days and paid for the actual number of days elapsed. Such interest shall be payable for each Interest Period in arrears on each Interest Payment Date for such Note. Notwithstanding the foregoing, the Issuer's payment of the Prepaid Interest Amount for any Note on the Issue Date for such Note in accordance with Section 3(b) shall satisfy the Issuer's obligation to pay interest in respect of such Note on each of the Interest Payment Dates occurring prior to the Exchange Period End Date.

      (b) To the extent that the payment of such interest shall be legally enforceable, (i) any overdue principal or interest on any Note shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition applicable to the Interest Period that includes such day (or the last Interest Period for such Note, if such day falls on or after the Maturity Date for such
Note) plus 2%, and (ii) any such interest on any overdue principal that is not so paid on demand shall bear interest, payable on demand, for each day until paid at the same rate as the overdue interest.

      SECTION 6. Payments. (a) All payments of, or in respect of, principal and interest on the Notes shall be made in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts by wire transfer of immediately available funds to an account designated by the Purchaser.

      (b) Subject to Sections 6(c) and 6(d) below, all payments of, or in respect of, principal and interest on the Notes made by the Issuer hereunder will be made without withholding or deduction for, or on account of, any present or future taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature (or interest on any taxes, duties, fines, penalties, assessments or other governmental charges of whatsoever nature) imposed, levied, collected, withheld or assessed by, within or on behalf of any jurisdiction in which the Issuer is organized, deemed to reside or engaged in business for tax purposes, or any jurisdiction from or through which any amount is paid by the Issuer or any political subdivision or governmental authority thereof or therein having power to tax (collectively "TAXES"), unless such withholding or deduction is required by law. If any such Taxes shall at any time be required in respect of the payment of any amounts by the Issuer under any Note, the Issuer will pay to the Purchaser such additional amounts as may be necessary to ensure that the amounts received by the Purchaser after such withholding or deduction shall equal the amounts of principal and interest that would have been receivable in respect of such Note in the absence of such withholding or deduction.

      (c) To the extent permitted by applicable law, if the Purchaser is not a United States person within the meaning of section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (the "CODE"), the Purchaser shall deliver to the Issuer on or prior to the Issue Date two properly completed and duly executed original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form) certifying to the Purchaser's entitlement to a complete exemption from United States withholding tax on interest payments to be made under the Notes. If the Purchaser is claiming a complete exemption from withholding on interest pursuant to Section 881(c) of the Code, in addition to a properly completed and duly executed Form W-8BEN, the Purchaser shall provide to the Issuer a certificate, in form and substance reasonably acceptable to the Issuer, substantially to the effect that it is not a bank extending credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business. If the Purchaser is a United States person within the meaning of section 7701(a)(30) of the Code, the Purchaser shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to the Issuer certifying that the Purchaser is exempt from United States backup withholding tax.

      (d) The Issuer shall not be required to pay additional amounts to the Purchaser pursuant to Section 6(b) to the extent that such obligations would not have arisen but for the failure of the Purchaser to comply with Section 6(c).

      SECTION 7. Right to Exchange Notes.

      (a) On any Business Day during the Exchange Period for any Note, by notice to the Issuer not less than five Business Days prior to such Business Day (the "EXCHANGE DATE"), the Purchaser shall have the right to exchange such Note or any portion of such Note for the Exchange Shares for such Note or such portion.

      (b) If, at any time prior to the Exchange Period End Date for any Note, Odyssey shall declare either a dividend on the Shares to be paid in property other than cash or Shares or a cash dividend on the Shares that, together with all other such dividends for which the ex-dividend date occurs during the same calendar quarter as the ex-dividend date for such dividend, exceeds the Ordinary Dividend Amount per Share (such dividend, an "EXTRAORDINARY DIVIDEND"), the Purchaser shall have the right to designate any Business Day on or prior to the Exchange Period End Date and prior to the record date of such Extraordinary Dividend as the Exchange Date for such Note, in which event the notice period required by Section 7(a) shall be the shorter of (x) three Business Days and (y) the period from the Business Day immediately following the date of public announcement of such declaration to the Business Day immediately preceding such record date.

      (c) If at any time prior to the Exchange Period End Date for any Note, a Hedge Disruption Event shall have occurred, the Purchaser shall so inform the Issuer promptly and shall have the right to designate any Business Day on or prior to the Exchange Period End Date as the Exchange Date for such Note or any portion of such Note; provided that the Purchaser shall not have the right to so designate an Exchange Date pursuant to this Section 7(c) if (i) the Hedge Disruption Event shall have occurred because any daily Actual Hedge Cost exceeded the Maximum Hedge Cost, (ii) the Issuer shall have paid to the Purchaser, on or prior to the third Business Day following the notice of such Hedge Disruption Event, the Excess Hedge Cost as of the time the Purchaser gives such notice by wire transfer in immediately available funds to an account designated by the Purchaser and (iii) the Issuer shall have entered into an agreement with the Purchaser, reasonably acceptable to the Purchaser, on or prior to the third Business Day following such Notice, to compensate the Purchaser at least as frequently as monthly for any future Excess Hedge Cost in respect of such Note.

      (d) Notwithstanding the foregoing, if the Purchaser elects to exercise its right to exchange any Note or any portion of any Note and surrenders such Note to the Issuer on or prior to the Exchange Date for such Note, the Issuer shall deliver to the Purchaser on such Exchange Date the Exchange Shares for such Note or such portion by book-entry transfer to an account designated by the Purchaser. The Issuer represents and agrees that delivery of any Exchange Shares will pass to the Purchaser title to such Exchange Shares free and clear of any liens or encumbrances. If the Purchaser exercises such right with respect to a portion but not all of any Note, the Issuer shall issue to the Purchaser a new certificate representing the portion of such Note with respect to which the Purchaser does not exercise such right, and Section 16(d) and Section 16(e) shall apply to such issuance. The Issuer shall not be required to deliver any fractional Exchange Shares, but may instead deliver cash in lieu thereof at the closing price of the Shares on the NYSE on the immediately preceding Business Day.

      (e)   [Reserved].

      (f) The parties agree that the delivery of Exchange Shares (or cash in lieu of fractional shares) upon exchange of any Note or portion thereof as set forth in this Section 7 shall be considered a payment in full of the principal of such Note or portion thereof exchanged for all purposes of this Agreement.

      (g) If a Potential Adjustment Event (as defined in the Equity Definitions) occurs, the Exchange Price and the Ordinary Dividend Amount shall be subject to adjustment by the Calculation Agent in a manner consistent, mutatis mutandis, with "Calculation Agent Adjustment" as defined in Article 9 of the Equity Definitions, as if the exchange right described in this Section were set forth in a Confirmation (as defined in the ISDA Master Agreement) for a Share Option Transaction (as defined in the Equity Definitions) and Odyssey were the Issuer (as defined in the Equity Definitions), with the following amendments:

            (i) The first paragraph of Section 9.1(c) of the Equity Definitions is hereby amended to read as follows: "(c) If "Calculation Agent Adjustment" is specified as the method of adjustment in the Confirmation of a Share Option Transaction, then following the declaration by the Issuer of the terms of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or Options and, if so, may in its sole discretion make appropriate adjustments to the Exchange Price, the Ordinary Dividend Amount and any other variable relevant to the exercise, settlement or payment terms of such Share Option Transaction", and the sentence immediately preceding
      Section 9.1(c)(ii) is hereby amended by deleting the words "diluting or concentrative".

            (ii) Section 9.1(e) of the Equity Definitions shall be amended to add the new following subsection (vii): "(vii) any tender offer with respect to the Shares and is not a Merger Event as defined in Section 9.2 of the Equity Definitions and is deemed to be material in the determination of the Calculation Agent".

            (iii) Section 9.1(e)(vi) of the Equity Definitions is hereby amended by deleting the words "other similar" between "any" and "event" and replacing it with the word "corporate"; deleting the words "diluting or concentrative" and replacing them with "material"; and adding the following words at the end of the sentence "or Options".

            (iv) Section 9.1(e) of the Equity Definitions shall be amended by deleting subsection (iii) thereof.

      (h) If a Merger Event (as defined in the Equity Definitions) occurs, the provisions of Sections 9.2, 9.3, 9.4, 9.5 and 9.7 shall apply to the Notes, mutatis mutandis, as if (i) each Note were a Share Option Transaction (as defined in the Equity Definitions) with an Expiration Date (as defined in the Equity Definitions) of the Exchange Date for such Note and Odyssey were the Issuer (as defined in the Equity Definitions), (ii) the elections under "Consequences of Merger Events" were (A) "Cancellation and Payment" for a Share-for-Other Merger Event and a Share-for-Combined Merger Event and (B) "Modified

Alternative Obligation" for a Share-for-Share Merger Event, and (iii) the Equity Definitions were amended as follows:

            (i) Section 9.3(b) of the Equity Definitions shall be amended to add the following subsection (iv): "(iv) "Modified Alternative Obligation" means that the Calculation Agent will make the adjustments set forth under Alternative Obligation; provided, however, the Calculation Agent will determine if any such Merger Event affects the theoretical value of the Share Option Transaction and, if so, may in its sole discretion make an adjustment to the Exchange Price and any other variable relevant to the exercise, settlement or payment terms of the Share Option Transaction to reflect the characteristics (including, without limitation, the volatility, dividend practice and policy and liquidity) of the New Shares. Any such adjustment made will be effective as of the date determined by the Calculation Agent.";

            (ii) The first paragraph of Section 9.7(b) of the Equity Definitions shall be amended by (1) deleting from the second sentence thereof the words "after that date" between the words "that would have been required" and "but for the occurrence of the Option Value Event" and by (2) deleting the period at the end of subsection (iii) thereof and inserting the following words therefor: "; and (iv) a term equal to the number of days from the Announcement Date through and including the Expiration Date".

      (i) The adjustments described in paragraphs (g) and (h) above will be made successively whenever any Potential Adjustment Event or Share-for-Share Merger Event may occur. For greater certainty, the Calculation Agent shall not make any adjustment to the principal amount of any Note or the Exchange Date or Interest Rate for any Note.

      (j) If the Purchaser elects to exercise such right to exchange any Note or any portion of any Note as set forth in this Section 7 and the Issuer does not deliver the Exchange Shares for such Note or such portion at the time and in the manner required by this Agreement, the Purchaser shall be entitled to liquidated damages (the "LIQUIDATED AMOUNT") equal to the Purchaser's cost of purchasing in the open market a number of Shares equal to the number of Exchange Shares to which the Purchaser is entitled pursuant to this Section 7. The Purchaser shall be entitled to deliver to itself any Shares pledged pursuant to the Pledge Agreement in full or partial, as the case may be, satisfaction of the Issuer's obligation to pay the Liquidated Amount.

      (k) The Issuer understands its reporting obligations under Sections 13 and 16 of the Securities Exchange Act of 1934 (the "EXCHANGE ACT"), as amended, with respect to the transactions contemplated hereby and shall comply with such obligations, and shall provide the Purchaser with a copy of any report filed thereunder in respect of such transactions.

      (l) Notwithstanding any other provisions hereof, the Purchaser shall not be entitled to receive Shares hereunder (whether in connection with the exchange of any Notes or otherwise) to the extent (but only to the extent) that such receipt would result in Bank of America Corporation directly or indirectly beneficially owning (as such term is defined for purposes of Section 13(d) of the Exchange Act) at any time in excess of 9.9% of the outstanding shares of any class of equity securities of Odyssey. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that such delivery would result in Bank of America Corporation so beneficially owning in excess of 9.9% of the outstanding shares of any such class. If any delivery owed to the Purchaser hereunder is not made, in whole or in part, as a result of this
Section 7(l), the Issuer's obligation to make such delivery shall not be extinguished and the Issuer shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, the Purchaser gives notice to the Issuer that such delivery would not result in Bank of America Corporation so beneficially owning in excess of 9.9% of the outstanding shares of any such class.

      SECTION 8. Representations and Warranties of the Issuer and the Guarantor. Each of the Issuer and the Guarantor represents and warrants to the Purchaser and the Agent, as of the date hereof, as of the date of each Note Purchase Confirmation and as of the Issue Date for each Note, that:

      (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation;

      (b) it has the power to execute this Agreement, any Note and any other Transaction Document or other documentation relating to this Agreement to which it is a party, to deliver this Agreement, each Note and each other Transaction Document and other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement (including, without limitation, the issuance of the Notes) and any other Transaction Agreement and has taken all necessary action to authorize such execution, delivery and performance;

      (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

      (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement, any Note and any other

Transaction Document have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

      (e) its obligations under this Agreement, each other Transaction Document and, when issued and delivered pursuant to this Agreement and the Note Purchase Confirmation for such Note, each Note constitute legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles;

      (f) no Event of Default with respect to it has occurred and is continuing and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement, any Note or any other Transaction Document;

      (g) there is not pending or, to its knowledge, threatened against it or any of its affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement, any Note or any other Transaction Document or its ability to perform its obligations under this Agreement, any Note or any other Transaction Document;

      (h) except as previously disclosed to the Purchaser or its affiliates, it has not, nor has anyone acting on its behalf (other than the Purchaser and the Agent), offered or sold any Note to, or solicited offers to buy any Note from, or otherwise approached or negotiated with respect thereto with, any prospective purchaser (other than the Purchaser);

      (i) assuming the accuracy of the representations and agreements of the Purchaser in Section 9(f), Section 9(g) and Section 11 hereof, it is not necessary in connection with the offer, sale and delivery of the Notes in the manner contemplated by this Agreement to register the Notes under the Securities Act;

      (j) it is not and, after giving effect to the sale of the Notes and the application of the proceeds thereof, will not be an "investment company" as such term is defined in the Investment Company Act of 1940, as amended;

      (k) it is acting for its own account, and has made its own independent decision to enter into this Agreement and each other Transaction Document and as to whether this Agreement and the other Transaction Documents are appropriate or proper for it based upon its own judgment and upon advice of such advisors as it deems necessary; each of the Issuer and the Guarantor acknowledges and agrees that it is not relying, and has not relied, upon any communication (written or oral) of the Purchaser or any affiliate of the Purchaser with respect to the legal, accounting, tax or other implications of this Agreement or any other Transaction Document and that it has conducted its own analyses of the legal, accounting, tax and other implications hereof and thereof (it being understood that information and explanations related to the terms and conditions of this Agreement or any other Transaction Document shall not be considered investment advice or a recommendation to enter into this Agreement or any such Transaction Document); it further acknowledges and confirms that it has taken independent tax advice with respect to this Agreement and each other Transaction Document;

      (l) each of the Issuer and the Guarantor is entering into this Agreement and the other Transaction Documents with a full understanding of all of the terms and risks hereof and thereof (economic and otherwise) and is capable of evaluating and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks; each of the Issuer and the Guarantor is also capable of assuming (financially and otherwise), and assumes, those risks;

      (m) it acknowledges that neither the Purchaser nor any affiliate of the Purchaser is acting as a fiduciary for or an advisor to the Issuer or the Guarantor in respect of this Agreement or any other Transaction Document;

      (n) the Issuer was organized on February 28, 2003 for the purpose of participating in the transactions contemplated by the Previous Agreement;

      (o) (i) the financial statements of the Guarantor, copies of which have been delivered to each of the Purchaser and the Agent, fairly present, in conformity with Canadian generally accepted accounting principles, the consolidated financial position of the Guarantor and its subsidiaries as of the respective dates of such financial statements and their consolidated results of operations, changes in shareholders' equity and cash flows for such period, and
(ii) since September 30, 2004, there has been no material adverse change in the business, operations, properties, prospects or condition (financial or otherwise) of the Guarantor and its subsidiaries, taken as a whole;

      (p) the Issuer is an "Accredited Investor" as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act;

      (q) the Issuer acquired the Purchase Shares for its own account and not with a view to the distribution or resale of the Purchase Shares except pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act;

      (r) the Issuer understands and acknowledges that the Purchaser or an affiliate thereof may possess material, non-public information concerning Odyssey; neither the Purchaser nor any affiliate thereof has disclosed any such information; and the Issuer has not requested the Purchaser or any affiliate of the Purchaser to disclose any of such information to the Issuer;

     (s) the Issuer, independently, and without reliance upon the Purchaser or any affiliate thereof and based on such information concerning Odyssey that the Issuer obtained from sources other than the Purchaser and its affiliates, made its own investment analysis and decision to make the purchase of the Purchase Shares pursuant to the Previous Agreement;

      (t) as of the date of the Previous Agreement and the Issue Date (as defined in the Previous Agreement) of the Previous Notes, it was not aware of any material, non-public information concerning Odyssey; and

      (u) each of the representations and warranties made in each other Transaction Document by each of the Issuer and the Guarantor is true and correct in all material respects, and such representations and warranties are hereby incorporated herein by reference with the same effect as though set forth in their entirety herein, as qualified therein, except to the extent that such representation or warranty relates to a specific date, in which case such representation and warranty shall be true as of such earlier date.

      SECTION 9. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to each of the Issuer and the Guarantor, as of the date hereof and as of the date of each Note Purchase Confirmation and as of the Issue Date for each Note, that:

      (a) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation;

      (b) it has the power to execute this Agreement, any Transaction Document or any other documentation relating this Agreement to which it is a party, to deliver this Agreement, any Transaction Document and any other documentation relating to this Agreement that it is required by this Agreement to deliver and to perform its obligations under this Agreement (including, without limitation, the purchase of the Notes) and any other Transaction Document and has taken all necessary action to authorize such execution, delivery and performance;

      (c) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets;

      (d) all governmental and other consents that are required to have been obtained by it with respect to this Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with;

      (e) its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general equitable principles;

      (f) the Purchaser is an "Accredited Investor" as such term is defined in Rule 501(a)(3) of Regulation D under the Securities Act;

      (g) the Purchaser understands that the Notes will not be and have not been registered under the Securities Act and the sale of the Notes is being made to the Purchaser in reliance on a private placement exemption; the Purchaser is acquiring the Notes for its own account and not with a view to the distribution or resale of the Notes in violation of the Securities Act and the Purchaser is entering into this Agreement on the basis of bilateral discussions with the Issuer and not as the result of any general solicitation or general advertising;

      (h) upon the crediting of the Purchase Shares for the Previous Notes to a securities account of the Issuer and the issuance and delivery of such Previous Notes against delivery thereof as provided in the Previous Agreement, assuming that the Issuer had no notice of any adverse claim thereto, the Issuer had control of a security entitlement in respect of such Purchase Shares and no action based on an adverse claim to the Purchase Shares, whether framed in conversion, replevin, constructive trust, equitable lien, or other theory, could be asserted against the Issuer (terms used in this paragraph have the meanings as used in Section 8-502 of the Uniform Commercial Code as in effect in the State of New York); and

      (i)   [Reserved.]

      SECTION 10. Covenants of the Issuer. Each of the Issuer and the Guarantor hereby covenants and agrees with the Purchaser that from the date hereof and for so long as any Note remains outstanding or any amount unpaid under this Agreement or any Note:

      (a) the Guarantor will deliver to the Purchaser, in form and detail satisfactory to the Purchaser, (i) as soon as available, but in any event within 90 days after the end of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, and (ii) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Guarantor, a consolidated balance sheet of the Guarantor and its subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal quarter and for the portion of the Guarantor's fiscal year then ended setting forth in each case in comparative form the figures for the previous fiscal year or quarter and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by an independent certified public accountant (in the case of clause (i)) or an authorized officer of the Guarantor (in the case of clause (ii)) as fairly presenting the financial condition, results of operations and cash flows of the Guarantor and its subsidiaries in accordance with Canadian generally accepted accounting principles as in effect from time to time;

      (b) the Guarantor will deliver or cause to be delivered to the Purchaser from time to time, upon written request by the Purchaser, such information regarding the business affairs, property and condition, financial or otherwise, of the Guarantor, in such detail as may reasonably be requested, subject to the Purchaser entering into customary confidentiality agreements;

      (c) it will cause to be delivered to the Purchaser immediately upon the occurrence of any Event of Default hereunder or under the Pledge Agreement notice of such occurrence;

      (d) it will pay and discharge, and cause each of its subsidiaries to pay and discharge, as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with Canadian generally accepted accounting principles as in effect from time to time are being maintained by it or such subsidiaries; (ii) all lawful claims that, if unpaid, would by law become a lien upon its property; and
(iii) all indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such indebtedness;

      (e) it will preserve, renew and maintain in full force and effect its legal existence and good standing under the laws of the jurisdiction of its organization; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business;

      (f) it will comply, and cause each of its subsidiaries to comply, in all material respects with the terms of all Transaction Documents and with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including environmental and labor laws, rules and regulations), except, in the case of the Guarantor, where failure to so comply with laws, ordinances, rules, regulations or requirements would not have a material adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Guarantor and its subsidiaries taken as a whole;

      (g) it will maintain proper books of record and account, in which full, true and correct entries in conformity with generally accepted accounting principles as in effect from time to time consistently applied shall be made of all financial transactions and matters involving the assets and business of the Issuer and its subsidiaries, and permit representatives and independent contractors of the Purchaser, at the expense of the Purchaser, to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to it; provided, however, that when an Event of Default exists the Purchaser (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Issuer at any time during normal business hours and without advance notice;

      (h) none of it or any of its affiliates or any person acting on behalf of it or any such affiliate will solicit any offer to buy or offer to sell the Notes by means of any form of general solicitation or general advertising;

      (i) the Issuer will pay all transfer, excise or similar taxes (not including income or franchise taxes) in connection with the issuance, sale, delivery or transfer by the Issuer to the Purchaser of any Note, and shall indemnify and save the Purchaser harmless without limitation as to time against any and all liabilities with respect to such taxes. The obligations of the Issuer under this Section 10(i) shall survive the repayment of the Notes and the termination of this Agreement; and

      (j) it agrees that the Issuer shall treat the Purchase Shares as if they were restricted securities (as defined under Rule 144 of the Securities Act) and shall not offer, sell or otherwise transfer the Purchase Shares unless and until the Purchase Shares are registered under the Securities Act or an exemption from the registration requirements thereof is available.

      SECTION 11. Covenants of the Purchaser. The Purchaser hereby covenants and agrees that:

      (a) it shall not sell or otherwise transfer any Note, except with the consent of the Issuer, such consent not to be unreasonably withheld, and pursuant to a registration statement declared effective under, or an exemption from the registration requirements of, the Securities Act; provided that such consent of the Issuer shall not be required (i) for any sale or transfer of any Note on or following the date one year from the Issue Date for such Note or (ii) at any time to any affiliate of the Purchaser or Intrepid Master Funding Trust or any similar entity sponsored or organized by, or on behalf of or for the benefit of, the Purchaser or an affiliate of the Purchaser; provided further that the Issuer shall have a right of first refusal with respect to any bona fide offer to purchase or acquire any Note that the Purchaser is willing to accept to either pay the purchase price in such offer or designate an alternate buyer reasonably acceptable to the Purchaser who is willing to pay the purchase price in such offer, so long as, in addition to paying the purchase price, the Issuer or such alternate buyer, as the case may be, also agrees to any other terms of such offer including, but not limited to, the assumption by the Issuer or such alternate buyer of any related hedge position; provided further that if the Purchaser sells or transfers any Notes to any person or company (other than Intrepid Portfolios) that would result in the Issuer being required to make payments of additional amounts as provided in Section 6(b), the Issuer shall no longer be required to make any payments required under Section 6(b) in respect of the Notes that have been sold or transferred; provided further that, without limiting the generality of the foregoing, the parties hereto acknowledge that it is their intent that any Notes issued on the date hereof shall immediately subsequent to the issuance thereof be transferred and assigned by the Purchaser to Intrepid Portfolios;

      (b) none of it, any of its affiliates or any person acting on behalf of it or any such affiliate shall solicit any offer to buy or offer to sell any Note by means of any form of general solicitation or general advertising; and

      (c) it shall notify the Issuer promptly upon becoming aware of the occurrence or existence of any Registration Default or any event or condition that, with the giving of notice or the passage of time or both, would become a Registration Default.

      SECTION 12. Conditions. (a) Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction of each of the following conditions:

            (i) each of the Transaction Documents shall have been duly executed and delivered by the parties thereto;

            (ii) the Purchaser shall have received such opinions (in form and substance satisfactory to the Purchaser and its counsel acting reasonably), dated as of the date hereof, of Torys LLP, counsel for the Issuer and the Guarantor, as the Purchaser may reasonably require;

            (iii) the Purchaser shall have received such opinions (in form and substance satisfactory to the Purchaser and its counsel acting reasonably), dated the date hereof, of Shearman & Sterling LLP, counsel to Odyssey, as the Purchaser may reasonably require;

            (iv) all documents and instruments required by law or reasonably requested by the Purchaser to be filed, registered or recorded to create the security interest intended to be created by the Pledge Agreement and perfect or record such security interest to the extent, and with the priority, required by the Pledge Agreement, shall have been filed, registered or recorded; and

            (v) the Issuer shall have furnished to the Purchaser such further certificates and documents as the Purchaser shall reasonably request.

      (b) Conditions to Effectiveness of any Note Purchase Confirmation and to the Purchaser's Obligations. The effectiveness of any Note Purchase Confirmation for any Note and the obligation of the Purchaser to pay, deliver or otherwise satisfy the Purchase Consideration for such Note on the Issue Date for such Note is subject to the satisfaction of each of the following additional conditions:

            (i) the Purchaser shall have received (A) an executed copy of the Note Purchase Confirmation for such Note and (B) such Note duly executed and delivered by the Issuer and the Guarantor;

            (ii) the Initial Pledged Items (as defined in the Pledge Agreement) shall have been delivered to Secured Party (as defined in the Pledge Agreement) pursuant to the Pledge Agreement;

            (iii) the Purchaser shall have received such opinions (in form and substance satisfactory to the Purchaser and its counsel acting reasonably), dated as of the date of the Note Purchase Confirmation for such Note, of Torys LLP, counsel for the Issuer and the Guarantor, as the Purchaser may reasonably require;

            (iv) each of the representations and warranties of the Issuer and the Guarantor contained in this Agreement and each Transaction Document to which it is a party shall be true and correct on and as of the date of such Note Purchase Confirmation or the Issue Date, as applicable, as if made on and as of such date;

            (v) each of the representations and warranties of the Purchaser contained in this Agreement and each Transaction Document to which it is a party shall be true and correct on and as of the date of such Note Purchase Confirmation or Issue Date, as applicable, as if made on and as of such date;

            (vi) the Issuer shall have complied with all agreements and all conditions to be performed or satisfied by it under this Agreement and each Transaction Document to which it is a party on or prior to the date of such Note Purchase Confirmation or the Issue Date, as applicable;

            (vii) as of the date of such Note Purchase Confirmation or the Issue Date, as applicable, no Event of Default under this Agreement shall have occurred and be continuing; and

            (viii)the Guarantor shall have executed the Hedge Cost Reimbursement Agreement and paid the Prepayment Amount (as such term is defined in the Hedge Cost Reimbursement Agreement) to the Purchaser by wire transfer in immediately available funds to an account designated by the Purchaser.

      SECTION 13. Events of Default. The occurrence of any of the following events shall constitute an event of default (an "EVENT OF DEFAULT") hereunder and under each Note:

      (a) failure by the Issuer or the Guarantor to make, when due, any payment (including, without limitation, of principal or interest) or delivery under this Agreement, any Note or any other Transaction Document;

      (b) failure by Odyssey to comply with or perform any agreement or obligation under the Registration Rights Agreement (a "REGISTRATION DEFAULT");

      (c) failure by the Issuer to comply with or perform any agreement or obligation (other than an obligation to make any payment or delivery referred to in Section 13(a)) under this Agreement, any Note or any other Transaction Document to be complied with or performed by it in accordance with this Agreement, any Note or any other Transaction Document if such failure is not remedied on or before the thirtieth day after notice of such failure is given to the Issuer;

      (d) this Agreement, any Note or any other Transaction Document ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any material respect, or the Issuer, the Guarantor or Odyssey disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of, this Agreement, any Note or any other Transaction Document;

      (e) a representation made or repeated or deemed to have been made or repeated by the Issuer, the Guarantor or Odyssey in this Agreement or any other Transaction Document proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated;

      (f) the occurrence or existence of (i) a default, event of default, termination event or other similar condition or event (however described) in respect of the Issuer or the Guarantor under (A) any Transaction Document or (B) one or more agreements or instruments relating to any indebtedness of the Issuer (individually or collectively) in an aggregate amount of not less than

CDN$10,000,000 which has resulted in such indebtedness becoming, or becoming capable at such time of being declared, due and payable under such agreements or instruments before it would otherwise have been due and payable or (ii) a default by the Issuer or the Guarantor (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than CDN$10,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period);

      (g) the Issuer or the Guarantor is (1) dissolved (other than pursuant to a consolidation, amalgamation or merger); (2) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (3) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (4) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors' rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (A) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding-up or liquidation or (B) is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof; (5) has a resolution passed for its winding-up, official management or liquidation (other than pursuant to a consolidation, amalgamation or merger); (6) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee custodian or other similar official for it or for all or substantially all its assets; (7) has a secured party take possession of all or substantially all its assets or has a distress, execution attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within 15 days thereafter; (8) causes or is subject to any event with respect to it which, under the applicable laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (1) to (7) (inclusive); or (9) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts;

      (h) due to the adoption of, or any change in, any applicable law after the date hereof, or due to the promulgation of, or any change in, the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law after such date, it becomes unlawful for the Issuer, the Guarantor or Odyssey (i) to perform any absolute or contingent obligation to make a payment or delivery, or to receive a payment or delivery in respect of this Agreement or any other Transaction Document or to comply with any other material provision of this Agreement or any other Transaction Document or (2) to perform any contingent or other obligation which the Issuer,

Guarantor or Odyssey has under this Agreement or any other Transaction Document;

      (i) any legal proceeding shall have been instituted or any other event shall have occurred or condition shall exist that is reasonably likely to have a material adverse effect on the ability of the Issuer, the Guarantor or Odyssey to perform its obligations under this Agreement, any Note or any other Transaction Document, or that calls into question the validity or binding effect of any agreement of the Issuer, the Guarantor or Odyssey under this Agreement, any Note or any other Transaction Document; or

      (j) the occurrence or existence of a Collateral Event of Default (as defined in the Pledge Agreement) under the Pledge Agreement.

      SECTION 14. Remedies Upon Default. (a) Upon the occurrence, and during the continuance of any Event of Default, the Purchaser may declare the outstanding principal amount of all Notes issued hereunder (together with any accrued and unpaid interest thereon) due and payable and exercise any and all remedies available to it under this Agreement, the Notes and the Pledge Agreement; provided that in the case of any of the events specified in Section 13(g), without any notice, the outstanding principal amount of all Notes issued hereunder (together with any accrued and unpaid interest thereon) shall become immediately due and payable without presentment, demand for payment, protest, notice of nonpayment or other notice of any kind, all of which are hereby waived by the Issuer. Notwithstanding the foregoing, if the outstanding principal amount of any Note so becomes due and payable prior to the Exchange Date for such Notes, then the Issuer shall satisfy its obligation to pay the principal thereof by delivering the Exchange Shares for such Note (or cash in lieu of fractional Shares) to the Purchaser as provided in Section 7 as if the date the outstanding principal amount of the Note so becomes due and payable were the Exchange Date and the Purchaser elected to exercise the exchange right described in Section 7, and the provisions of Section 7 shall apply to such delivery and any Shares so delivered shall be considered Exchange Shares for all purposes under the Transaction Documents.

      (b) Except as expressly set forth herein, upon payment of (i) the outstanding principal amount (including, if applicable, by delivery of Exchange Shares as provided in paragraph (a) above) and accrued and unpaid interest on any Note so declared due and payable and (ii) any overdue interest thereon, all of the Issuer's obligations in respect of the payment of the principal of and interest on such Note shall terminate.

      (c) Upon the occurrence and during the continuance of any Event of Default, the Purchaser is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to, and the Issuer agrees that the Purchaser shall have the right to, (i) set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Purchaser to or for the credit or the account of the Issuer against any and all of the obligations of the Issuer now or hereafter existing under this Agreement and the Notes held by the Purchaser, and (ii) set-off any obligation that the Purchaser or any affiliate of the Purchaser may have to the Issuer against any right the Purchaser or any of its affiliates may have against the Issuer, in each case irrespective of whether or not the Purchaser shall have made any demand under this Agreement or the Notes or any such agreement and although such obligations may be unmatured. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set-off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor's option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver any securities or right to receive any securities, the value at any time of such obligation or right shall be determined by reference to the market value of such securities at such time. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained. The rights of the Purchaser under this
Section 14(c) are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Purchaser may have as a matter of law, pursuant to contract or otherwise.

      SECTION 15. Indemnity. In the event that the Purchaser or any of its affiliates becomes involved in any capacity in any action, proceeding or investigation brought by or against any person in connection with any matter referred to in this Agreement, the Notes, the Pledge Agreement or any other Transaction Document, the Issuer shall reimburse the Purchaser or such affiliate for its reasonable legal and other out-of-pocket expenses (including the cost of any investigation and preparation) incurred in connection therewith within 30 days of receipt of notice of such expenses, and shall indemnify and hold the Purchaser or such affiliate harmless against any losses, claims, damages or liabilities to which the Purchaser or such affiliate may become subject in connection with any such action, proceeding or investigation. Notwithstanding the foregoing, such obligation to hold harmless shall not apply to any action, proceeding, or investigation that is judicially determined as having resulted from the Purchaser's gross negligence, willful misconduct, or breach of this Agreement or such other Transaction Document. The reimbursement and indemnity obligations of the Issuer under this Section shall be in addition to any liability that the Issuer may otherwise have, shall extend upon the same terms and conditions to the partners, directors, officers, agents, employees and controlling persons (if any), as the case may be, of the Purchaser and its affiliates and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Issuer, the Purchaser, any such affiliate and any such person. The Issuer also agrees that neither the Purchaser nor any of such affiliates, partners, directors, officers, agents, employees or controlling persons shall have any liability to the Issuer for or in connection with any matter referred to in this Agreement, the Notes, the Pledge Agreement or any other Transaction Document except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Issuer result from the gross negligence, willful misconduct or bad faith of the Purchaser or a breach by the Purchaser of any of its covenants or obligations hereunder or thereunder. The foregoing provisions shall survive any termination or completion of this Agreement. For the avoidance of doubt, Section 15 of the Previous Agreement shall survive the cancellation of the Previous Notes.

      SECTION 16. Note Register. (a) The Issuer shall cause to be kept a note register (the "NOTE REGISTER") for the Notes in which, subject to such reasonable regulations as it may prescribe, the Issuer shall provide for the registration of the Notes and the registration of transfers of the Notes. The Issuer shall initially be the note registrar (in such capacity, the "NOTE REGISTRAR") for the purpose of registering the Notes and transfers of Notes as herein provided and may appoint a successor to itself, subject to the last sentence of this Section 16(a). Upon any resignation of any Note Registrar, the Issuer shall promptly appoint a successor or, if it elects not to make such an appointment, assume the duties of the Note Registrar. If a person other than the Issuer is appointed as Note Registrar, the Issuer will give the Purchaser prompt written notice of the appointment of such Note Registrar and of the location, and any change in the location of the Note Register.

      (b) Upon surrender for registration of transfer of any certificate representing any Note at an office or agency of the Issuer where the principal of and interest on the Notes are payable, the Issuer shall execute, and the Purchaser shall obtain from the Issuer, in the name of the designated transferee or transferees, one or more new certificates of a like aggregate principal amount.

      (c) At the option of the Purchaser, certificates with respect to any Notes may be exchanged for other certificates of a like aggregate principal amount, upon surrender of the certificates to be exchanged at the office or agency of the Issuer where the principal of and interest on the Notes are payable.

      (d) All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Issuer, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

      (e) No service charge shall be made by the Issuer for any registration of transfer or exchange of any Note, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of transfer or exchange of Notes.

      SECTION 17. Mutilated, Destroyed, Lost or Stolen Notes. (a) If (i) any mutilated Note is surrendered to the Issuer, or the Issuer receives evidence to its satisfaction of the destruction, loss or theft of any Note, and (ii) there is delivered to the Issuer such security or indemnity as may be reasonably required by it to hold the Issuer harmless, then, in the absence of notice to the Issuer or the Note Registrar that such Note has been acquired by a bona fide purchaser, the Issuer shall execute and deliver, in exchange for or in lieu of any such mutilated, destroyed, lost or stolen Note, a replacement Note of a like aggregate principal amount; provided, however, that if Notes represented by any such destroyed, lost or stolen certificate, but not a mutilated certificate, shall have become or within seven days shall be due and payable, instead of issuing a replacement certificate, the Issuer may pay to the holder of such destroyed, lost or stolen Note the amount due when so due or payable without surrender thereof.

      (b) Any duplicate Note issued pursuant to this Section 17 in replacement for any mutilated, destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Issuer, whether or not the mutilated, destroyed, lost or stolen Note shall be found at any time or be enforced by any person, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

      SECTION 18. Successors and Assigns. (a) This Agreement and any Note issued hereunder shall inure to the benefit of, and be binding upon, the Issuer and the Purchaser and their respective successors and assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person, firm or corporation any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision herein contained.

      (b) Following any transfer of any Note pursuant to Section 11(a), unless the context otherwise requires, with respect to such Note, all references in this Agreement to the "Purchaser" shall be deemed to be references to the transferee of such Note and, without limiting the foregoing, the transferee shall deliver to the Issuer on or prior to the date on which the transfer takes place, any form contemplated by Section 6(c) of this Agreement.

      SECTION 19. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to the Purchaser shall be given to it at 9 West 57th Street, 40th Floor, New York, NY 10019; Telecopy No. 212-847-5124; Attention: Glen Rae. Notices to the Issuer shall be given to it at 5205 North O'Connor Blvd., Irving, TX 75039; Telecopy No. 972-831-6368; Attention: John Cassil, President. Notices to the Guarantor shall be given to it at 95 Wellington Street West, Suite 800, Toronto, Ontario, M5J 2N7; Telecopy No. 416-367-2201; Attention: Bradley P. Martin, Vice President and Secretary.

      SECTION 20. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

      SECTION 21. Governing Law; Jurisdiction; Service Of Process. (a) THIS AGREEMENT AND ANY OTHER TRANSACTION DOCUMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PROVISIONS THEREOF.

      (b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court for the Southern District of New York, and any relevant appellate court, in any action or proceeding arising out of or relating to any Transaction Document, or for recognition or enforcement of any judgment, and each party hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in New York State court or, to the extent permitted by law, in such Federal court. Each party hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Purchaser may otherwise have to bring any action or proceeding relating to any Transaction Document against the Issuer or the Guarantor or its properties in the courts of any jurisdiction.

      (c) Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Transaction Document in any court referred to in subsection (b) of this Section. Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

      (d) Each party hereto irrevocably consents to service of process in the manner provided in Section 19. Nothing in any Transaction Document will affect the right of any party hereto to serve process in any other manner permitted by law.

      SECTION 22. Calculation Agent. All calculations and determinations under any Transaction Document shall be made by the Calculation Agent in good faith in a commercially reasonable manner.

      SECTION 23. Integration; Amendments and Waivers. (a) Except as provided herein, this Agreement and the Notes constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede any previous agreement or understanding between them relating hereto or thereto and may not be modified, altered or amended except as provided therein.

      (b) No amendment or waiver of any provision of this Agreement or any Note, nor consent to any departure by the Issuer therefrom, shall in any event be effective unless the same shall be in writing and signed by the Issuer and the Purchaser.

      SECTION 24. No Waiver by the Purchaser. The Purchaser's failure, at any time or times, to require strict performance by the Issuer of any provision of this Agreement or any Note shall not waive, affect or diminish any right of the Purchaser thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver by the Purchaser of an Event of Default under this Agreement shall not suspend, waive or affect any other default or event of default by the Issuer under this Agreement or any Note whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of the Issuer contained in this Agreement or any Note and no Event of Default under this Agreement shall be deemed to have been suspended or waived by the Purchaser unless such suspension or waiver is by an instrument in writing signed by an officer of the Purchaser and directed to the Issuer specifying such suspension or waiver.

      SECTION 25. Waiver of Jury Trial. The parties hereto waive all right to trial by jury in any action or proceeding to enforce or defend any rights under this Agreement or the Notes.

      SECTION 26. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      SECTION 27. Survival. The representations and warranties of the Issuer and the Purchaser in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto and the closing of the transactions described herein or related hereto.

      SECTION 28. Matters Relating To The Agent. Each party agrees that the Agent, in its capacity as such (as distinguished from Banc of America Securities LLC, in its capacity as Calculation Agent) (i) acts as agent only, (ii) is not acting as a principal with respect to any Transaction Document and (iii) shall have no responsibility or liability (including without limitation, by way of guarantee, endorsement or otherwise) to any party in respect of any Transaction Document, including without limitation, in respect of the failure of a party to pay or perform under any Transaction Document. The Issuer hereby agrees that it will not proceed against the Agent in respect of any obligation owed to it under any Transaction Document.

      SECTION 29. Judgment Currency. If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder in U.S. dollars into another currency, the parties hereto agree, to the fullest extent that they may legally and effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Purchaser could purchase U.S. dollars with such other currency in New York, New York, on the business day immediately preceding the day on which final judgment is given. The obligation of the Guarantor in respect of any sum due to the Purchaser hereunder in U.S. dollars shall, to the extent permitted by applicable law, notwithstanding any judgment in a currency other than U.S. dollars, be discharged only to the extent that on the Business Day following receipt of any sum adjudged to be so due in the judgment currency the Purchaser may in accordance with normal banking procedures purchase and transfer U.S. dollars in the amount originally due to the Purchaser with the judgment currency. If the amount of U.S. dollars so purchased is less than the sum originally due to the Purchaser, the Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Purchaser against the resulting loss; and if the amount of U.S. dollars so purchased is greater than the sum originally due to the Purchaser, the Purchaser agrees to repay such excess.

      SECTION 30. Guarantee.

      (a) The Guarantor hereby unconditionally guarantees the full and punctual payment or performance (whether at stated maturity, upon acceleration, upon exchange or otherwise) of each Guaranteed Obligation. Upon failure by the Issuer to pay or perform punctually any Guaranteed Obligation, the Guarantor shall forthwith on demand pay the amount not so paid or make the performance not so made at the place and in the manner specified in the instrument evidencing such Guaranteed Obligation.

      (b) The obligations of the Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

            (i) any extension, renewal, settlement, compromise, waiver or release in respect of any obligation of the Issuer under the Notes, by operation of law or otherwise;

            (ii)  any modification or amendment of or supplement to the Notes;

            (iii) any release, impairment, non-perfection or invalidity of any direct or indirect security for any obligation of the Issuer under the Notes;

            (iv) any change in the limited liability company existence, structure or ownership of the Issuer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Issuer or its assets or any resulting release or discharge of any obligation of the Issuer contained in the Notes;

            (v) the existence of any claim, set-off or other rights which the Guarantor may have at any time against the Issuer, the Purchaser or any other entity, whether in connection herewith or with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

            (vi) any invalidity or unenforceability relating to or against the Issuer for any reason of the Notes or any provision of applicable law or regulation purporting to prohibit the payment by the Issuer of any amounts payable under the Notes; or

            (vii) any other act or omission to act or delay of any kind by the Issuer, the Purchaser or any other person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of or defense to the Guarantor's obligations hereunder.

      (c) The Guarantor shall be liable under this guarantee only for amounts aggregating up to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

      (d) The Guarantor's obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid or performed in full. If at any time any payment of any Guaranteed Obligation is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Guarantor or otherwise, the Guarantor's obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

      (e) The Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and any notice not provided for herein, as well as any requirement that at any time any action be taken by any person or entity against the Guarantor, the Issuer or any other person or entity.

      (f) Upon making full payment or performance with respect to any obligation of the Issuer hereunder, the Guarantor shall be subrogated to the rights of the payee or recipient against the Issuer with respect to such obligation; provided that the Guarantor shall not enforce any payment by way of subrogation so long as any Guaranteed Obligation remains unpaid or unperformed.

      (g) If acceleration of the time for payment or performance of any Guaranteed Obligation is stayed upon the insolvency, bankruptcy or reorganization of the Issuer, all such Guaranteed Obligations otherwise subject to acceleration under the terms of the Notes shall nonetheless be payable or performable by the Guarantor hereunder forthwith on demand by the Purchaser.

      (h) No failure or delay by the Purchaser in exercising any right, power or privilege under this Guarantee or the Notes shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

      (i) This Guarantee shall be binding upon the Guarantor and its successors and assigns, for the benefit of the Purchaser and its successors and assigns, except that the Guarantor may not transfer or assign any or all of its rights or obligations hereunder without the prior written consent of the Purchaser.

      IN WITNESS WHEREOF, this Agreement has been executed as of the date first written above.

                                        ISSUER:

                                        FAIRFAX FINANCIAL (US) LLC

                                        By: /s/ John Cassil
                                            ---------------------------------
                                            Name:  John Cassil
                                            Title: President

                                        GUARANTOR:

                                        FAIRFAX FINANCIAL HOLDINGS LIMITED

                                        By: /s/ Paul Rivett
                                            ---------------------------------
                                            Name:  Paul Rivett
                                            Title: Vice President

                                        PURCHASER:

                                        NMS SERVICES (CAYMAN) INC.

                                        By: /s/ Eric P. Hambleton
                                            ---------------------------------
                                            Name:  Eric P. Hambleton
                                            Title: Authorized Signatory

                                        AGENT:

                                        BANC OF AMERICA SECURITIES LLC

                                        By: /s/ Robert Kevin Beauregard
                                            ---------------------------------
                                            Name:  Robert Kevin Beauregard
                                            Title: Managing Director

                                                                       EXHIBIT A

                      [FORM OF NOTE PURCHASE CONFIRMATION]

                           NOTE PURCHASE CONFIRMATION

No.__

      The purpose of this letter (this "NOTE PURCHASE CONFIRMATION") is to confirm the terms of the Note to be issued and sold by Fairfax Financial (US) LLC, a Delaware limited liability company (the "ISSUER") to NMS Services (Cayman) Inc. (the "PURCHASER") on the Issue Date specified below pursuant to the Master Note Purchase Agreement (as amended, replaced, restated, extended, supplemented or otherwise modified from time to time, the "MASTER NOTE PURCHASE AGREEMENT") dated as of November 19, 2004 among the Issuer, the Purchaser, Fairfax Financial Holdings Limited (the "GUARANTOR") and Banc of America Securities LLC (the "AGENT"). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Master Note Purchase Agreement.

      This Note Purchase Confirmation constitutes a "Note Purchase Confirmation" as referred to in the Master Note Purchase Agreement. This Note Purchase Confirmation supplements, forms a part of, and is subject to, the Master Note Purchase Agreement. All provisions contained in the Master Note Purchase Agreement govern this Note Purchase Confirmation except as expressly modified below.

      The terms of the Note to which this Note Purchase Confirmation relates are as follows:

Principal Amount:                         USD_____________________________

Purchase Consideration:                   ________________________________

Issue Date:                               __________________________, 200_

Maturity Date:                            __________________________, 200_

Interest Rate:                            __%

Prepaid Interest Amount:                  USD_____________________________

Interest Payment Date:                    __________, __________, __________ and
                                          __________ of each year, commencing
                                          with __________, and ending on the
                                          Maturity Date, or if any such day is
                                          not a Business Day, the first
                                          following day that is a Business Day
                                          unless that day falls in another
                                          calendar month, in which case that
                                          date will be the first preceding day
                                          that is a Business Day

Exchange Period:                          The period from and including ____ __,
                                          200_ through and including ____, 200_

Exchange Price:                           USD__________________

      IN WITNESS WHEREOF, the parties have signed this Confirmation as of this ___ day of ________, 200_.

                                          ISSUER:

                                          FAIRFAX FINANCIAL (US) LLC

                                          By:________________________________
                                             Name:
                                             Title:

                                          GUARANTOR:

                                          FAIRFAX FINANCIAL HOLDINGS LIMITED

                                          By:________________________________
                                             Name:
                                             Title:

                                          PURCHASER:

                                          NMS SERVICES (CAYMAN) INC.

                                          By:________________________________
                                             Name:
                                             Title:

                                          AGENT:

                                          BANC OF AMERICA SECURITIES LLC

                                          By:________________________________
                                             Name:
                                             Title:

                                                                       EXHIBIT B

                                 [FORM OF NOTE]

                               USD_______ PROMISSORY NOTE

Note No.____________                               Issue Date:________ __, 200_

      FOR VALUE RECEIVED, Fairfax Financial (US) LLC, a Delaware limited liability company (the "COMPANY"), hereby promises to pay to the order of NMS Services (Cayman) Inc. or registered assigns (the "NOTEHOLDER"), on ________ __, 200_, or if such day is not a Business Day (as defined in the Master Note Purchase Agreement referred to below), the first following day that is a Business Day unless that day falls in another calendar month, in which case that date will be the first preceding day that is a Business Day (the "MATURITY DATE"), the principal amount of USD _______ (______________________________ U.S.
DOLLARS) under that certain Master Note Purchase Agreement dated as of November 19, 2004, among the Company, NMS Services (Cayman) Inc., Fairfax Financial Holdings Limited, as Guarantor (the "GUARANTOR") and Banc of America Securities LLC, as Agent (the "AGENT"), as amended, replaced, restated, extended, supplemented or otherwise modified from time to time (the "MASTER NOTE PURCHASE AGREEMENT").

      The Company promises to pay interest on the principal amount hereof from the Issue Date stated above until such principal amount is paid in full, at such interest rates, at such times and in such manner as are specified in the Master Note Purchase Agreement and the Note Purchase Confirmation referred to below. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the rate set forth in the Master Note Purchase Agreement.

      This Note is one of the Notes issued pursuant to a Note Purchase Confirmation dated as of _______, __, 200_, as amended from time to time (the "NOTE PURCHASE CONFIRMATION"), under the Master Note Purchase Agreement, and is entitled to the benefits thereof. This Note is secured by collateral pursuant to the Pledge Agreement dated as of November 19, 2004, among the Company, the Noteholder and the Agent, as amended from time to time, until and including the Pledge Termination Date as defined therein. Upon the occurrence of one or more of the Events of Default specified in the Master Note Purchase Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Master Note Purchase Agreement.

      This Note is entitled to the benefits of the guarantee of the Guarantor contained in the Master Note Purchase Agreement.

      This Note is exchangeable into the shares of common stock of Odyssey Re Holdings Corp. on the terms set forth in the Master Note Purchase Agreement.

      The Company, for itself and its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note. This Note shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflict of laws provisions thereof.

                                          COMPANY:

                                          FAIRFAX FINANCIAL (US) LLC

                                          By:___________________________
                                             Name:
                                             Title:

                                          GUARANTOR:

                                          FAIRFAX FINANCIAL HOLDINGS LIMITED

                                          By:___________________________
                                             Name:
                                             Title:

                                      B-2